Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-208684) of Marriott International, Inc. and related Joint Proxy Statement / Prospectus of Marriott International, Inc. and Starwood Hotels & Resorts Worldwide, Inc. and to the incorporation by reference therein of our reports dated February 25, 2015, with respect to the consolidated financial statements and schedule of Starwood Hotels & Resorts Worldwide, Inc., and the effectiveness of internal control over financial reporting of Starwood Hotels & Resorts Worldwide, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut

January 27, 2016